CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Global High Yield Fund:

We consent to the use of our report dated July 25, 2018, with respect to the consolidated financial statements and financial highlights of Oppenheimer Global High Yield Fund as of May 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm,” “Organization and Management of Wholly-Owned Subsidiary” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

September 25, 2018